UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015

Donegal Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15341	23-02424711
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1195 River Road, Marietta, Pennsylvania	17547
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 717-426-1931

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 18, 2015, Donegal Mutual Insurance Company (“Donegal Mutual”) and Donegal Group Inc. (“DGI”) entered into a Stock Purchase and Standstill Agreement (the “Purchase Agreement”) with Gregory M. Shepard. Under the Purchase Agreement, Donegal Mutual and DGI agreed to purchase a total of 3,675,000 DGICA Shares from Mr. Shepard for a price of $16.50 per DGICA Share, a total of $60,637,500, and 400,000 DGICB Shares from Mr. Shepard for a price of $23.50 per DGICB Share, a total of $9,400,000.

On December 22, 2015, Donegal Mutual and DGI consummated the purchase of the DGICA Shares and the DGICB Shares from Mr. Shepard. Of the total DGI shares purchased, Donegal Mutual purchased 1,675,000 DGICA Shares and 400,000 DGICB Shares, and DGI purchased 2,000,000 DGICA Shares. As part of the funding of the purchase of these shares, Donegal Mutual borrowed $17,000,000 under its existing line of credit with M&T Bank, and DGI borrowed $33,000,000 under its existing line of credit with M&T Bank in each case to fund its respective portion of the purchase price of the DGICA Shares and the DGICB Shares from Mr. Shepard.

The Purchase Agreement contains a number of typical “standstill” provisions pursuant to which Mr. Shepard and any affiliate of Mr. Shepard agree not to take a number of “control-seeking” actions with respect to seeking control of DGI for a period of 25 years from the date of the Purchase Agreement.

The foregoing description of the Purchase Agreement is subject to, and qualified in its entirety by, the Purchase Agreement, which DGI files as Exhibit 10.1 of this Form 8-K current report and which DGI incorporates by reference into this Item 1.01. DGI issued a press release on December 22, 2015, which DGI files as an exhibit to this Form 8-K Report and which DGI incorporates by reference into this Item 1.01.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Stock Purchase and Standstill Agreement dated as of December 18, 2015 among Donegal Mutual Insurance Company, Donegal Group Inc. and Gregory M. Shepard

99.1	Press Release of Donegal Group Inc. dated December 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DONEGAL GROUP INC.

By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Executive Vice
President and Chief Financial Officer

Date: December 22, 2015